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                                                 [LETTERHEAD OF ARTHUR ANDERSEN]


                                                                    Exhibit 16.1


April 2, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the section entitled "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" included in the Annual Report on Form 10-K of SMTC Corporation (Formerly HTM Holdings, Inc.) to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Anderson LLP